Exhibit 99.1
Allogene Therapeutics Reports Second Quarter 2019 Financial Results

•	ALLO-501 Phase 1 ALPHA Trial in Patients with Relapsed/Refractory Non-Hodgkin Lymphoma (NHL) Advances with Five Clinical Trial Sites Open

•	Investigational New Drug (IND) Application Cleared by the U.S. Food & Drug Administration (FDA) for ALLO-715 Targeting BCMA for the Treatment of Patients with Relapsed/Refractory Multiple Myeloma

•	Company Recently Announced Appointment of Rafael G. Amado, M.D. as Executive Vice President of Research and Development and Chief Medical Officer

•	Ended Second Quarter 2019 with $650 Million in Cash, Cash Equivalents and Investments

•	Conference Call and Webcast Scheduled for 5:30 AM PT/8:30 AM ET

South San Francisco, Calif., August 7, 2019 - Allogene Therapeutics, Inc. (Nasdaq: ALLO), a clinical-stage biotechnology company pioneering the development of allogeneic CAR T (AlloCAR T™) therapies for cancer, today provided a corporate update and reported financial results for the quarter ended June 30, 2019.

“The second quarter was an important one on many fronts, from advancing our pipeline with the clearance of our second investigational new drug application, to designing our state-of-the-art manufacturing facility and the continued onboarding of highly-skilled employees who are passionate about bringing allogeneic cell therapy to patients,” said David Chang, M.D., Ph.D., President, Chief Executive Officer and Co-Founder of Allogene. "Our teams are focused on advancing our allogeneic platform, which includes our first company-sponsored clinical trial with ALLO-501 for patients with relapsed/refractory non-Hodgkin lymphoma. We are pleased with how this dose escalation study is progressing, which includes the use of our selective lymphodepletion strategy anchored around our proprietary anti-CD52 antibody, ALLO-647.”
Recent Highlights
ALLO-501 (anti-CD19 AlloCAR T)

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The ALLO-501 Phase 1 portion of the ALPHA trial for patients with relapsed/refractory non-Hodgkin lymphoma (NHL) was initiated in Q2 2019. The trial is designed to assess the safety and tolerability at increasing dose levels of ALLO-501 in the most common NHL subtypes of relapsed/refractory large B-cell lymphoma, including diffuse large B-cell lymphoma (DLBCL) and follicular lymphoma (FL). Five sites with expertise in CAR T are open for enrollment. The company remains on track to release topline data from the ongoing Phase 1 ALPHA trial in the first half of 2020.

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The Company continues to progress the planned second generation of ALLO-501, which is devoid of the rituximab off-switch, through preclinical development and plans to introduce this next generation prior to the start of the Phase 2 registrational study.

ALLO-715 (anti-BCMA AlloCAR T)

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An Investigational New Drug (IND) application for ALLO-715, a wholly-owned CAR T product candidate targeting B cell maturation antigen (BCMA) for relapsed/refractory multiple myeloma, was cleared by the U.S. Food & Drug Administration (FDA) in May 2019. The Company remains on track to initiate a Phase 1 trial in the second half of 2019.

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The Phase 1 ALLO-715 UNIVERSAL trial is designed to assess the safety and tolerability at increasing dose levels of ALLO-715 to identify an optimal dose of ALLO-715 for the potential Phase 2 study. This trial will utilize ALLO-647, the Company’s proprietary anti-CD52 monoclonal antibody, as a part of the lymphodepletion regimen. The trial also includes the potential for exploratory cohorts that will allow study of additional lymphodepletion regimens, including one that only uses ALLO-647 without fludarabine and cyclophosphamide.

Additional Pipeline Updates

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UCART19 (Servier-Sponsored Program in Collaboration with Allogene) - Servier has re-initiated recruitment for the CALM and PALL trials in relapsed/refractory acute lymphoblastic leukemia. UCART19 is expected to be advanced to potential registrational trials in 2020.

Corporate Highlights

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The Company recently announced the appointment of Rafael G. Amado, M.D. as Executive Vice President of Research and Development and Chief Medical Officer. In this new position, Dr. Amado will lead the Company’s clinical and research functions with the goal of rapidly advancing our pipeline of allogeneic CAR T therapies for hematologic and solid tumors. This appointment reunites Dr. Amado with many former colleagues, including David Chang, M.D., Ph.D., President, Chief Executive Officer and Co-Founder.

Second Quarter Financial Results

•	As of June 30, 2019, Allogene had $650.2 million in cash, cash equivalents, and investments, compared to $721.4 million as of December 31, 2018.

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Research and development expenses were $31.8 million for the second quarter of 2019, which includes $4.7 million of non-cash stock-based compensation expense, compared to $122.5 million for the second quarter of 2018. The second quarter of 2018 included a non-cash charge of $109.4 million related to in process research and development acquired as a result of the Pfizer asset acquisition.

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General and administrative expenses were $14.2 million for the second quarter of 2019, which includes $6.7 million of non-cash stock-based compensation expense, compared to $12.5 million for the second quarter of 2018.

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Net loss for the second quarter of 2019 was $41.2 million, or $0.41 per share, including non-cash stock-based compensation expense of $11.5 million, compared to a net loss of $134.9 million, or $43.82 per share for the second quarter of 2018.

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The Company continues to expect full-year 2019 net losses to be between $200 million and $210 million dollars, including estimated non-cash stock-based compensation expense of $45 million to $50 million and excluding any impact from potential business development activities.

Conference Call and Webcast Details

Allogene will host a live conference call and webcast today at 5:30 AM Pacific Time/8:30 AM Eastern Time to discuss financial results and provide a business update. To access the live conference call by telephone, please dial 1 (866) 940-5062 (U.S.) or 1 (409) 216-0618 (International). The conference ID number for the live call is 4851687. The webcast will be made available on the Company's website at www.allogene.com under the Investors tab in the News and Events section. Following the live audio webcast, a replay will be available on the Company's website for approximately 30 days.
About Allogene Therapeutics

Allogene Therapeutics, with headquarters in South San Francisco, is a clinical-stage biotechnology company pioneering the development of allogeneic chimeric antigen receptor T cell (AlloCAR T™) therapies for cancer. Led by a world-class management team with significant experience in cell therapy, Allogene is developing a pipeline of “off-the-shelf” CAR T cell therapy candidates with the goal of delivering readily available cell therapy on-demand, more reliably, and at greater scale to more patients. For more information, please visit www.allogene.com, and follow @AllogeneTx on Twitter and LinkedIn.
Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The press release may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the timing and ability to progress the ALLO-501 ALPHA trial, the ability to introduce the second generation of ALLO-501 prior to the start of the Phase 2 portion of the ALPHA trial, the timing and ability to complete site initiation activities, produce additional ALLO-715 clinical supply and initiate the UNIVERSAL study in the second half of 2019, the timing and Servier’s ability to progress the CALM and PALL trials to potential registrational trials, the ability to manufacture AlloCAR T™ therapies, the ability to initiate and progress additional clinical trials of AlloCAR T™ therapies, the potential benefits of AlloCAR T™ therapy and the 2019 financial guidance. Various factors may cause differences between Allogene’s expectations and actual results as discussed in greater detail in Allogene’s filings with the Securities and Exchange Commission (SEC), including without limitation in its Form 10-Q for the quarter ended March 31, 2019. Any forward-looking statements that are made in this press release speak only as of the date of this press release. Allogene assumes no obligation to update the forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

ALLOGENE THERAPEUTICS, INC.
SELECTED FINANCIAL DATA
(unaudited; in thousands, except share and per share data)
STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Operating expenses:
Research and development	$31,774	$122,486	$55,177	$122,486
General and administrative	14,187	12,526	27,245	15,123
Total operating expenses	45,961	135,012	82,422	137,609
Loss from operations	(45,961)	(135,012)	(82,422)	(137,609)
Interest and other income, net	4,559	110	9,384	110
Total other income (expense), net	(41,402)	(134,902)	(73,038)	(137,499)
Loss before income taxes	(41,402)	(134,902)	(73,038)	(137,499)
Benefit from income taxes	159	—	209	—
Net loss	(41,243)	(134,902)	(72,829)	(137,499)
Net loss per share, basic and diluted	$(0.41)	$(43.82)	$(0.74)	$(9.42)
Weighted-average number of shares used in computing net loss per share, basic and diluted	99,846,946	3,078,783	98,588,410	14,600,379
SELECTED BALANCE SHEET DATA

	As of June 30, 2019	As of December 31, 2018
Cash, cash equivalents and investments	$650,193	$721,350
Total assets	733,997	773,855
Total liabilities	78,362	70,691
Total stockholders’ equity	655,635	703,164
Allogene Media/Investor Contact:
Christine Cassiano
Chief Communications Officer
(714) 552-0326
Christine.Cassiano@allogene.com